Exhibit 99.2

NEWS RELEASE

For information, contact:

Media – Lisa Martin-Walsh (713) 309-4890

Investors – Doug Pike (713) 309-7141

Lyondell to Repay $87 Million of Outstanding Debt

HOUSTON (Oct. 6, 2006) – Lyondell Chemical Company (NYSE: LYO) today called the remaining $87.05 million of its 9.625 percent, Series A, Senior Secured Notes due May 2007. The notes will be redeemed and the redemption price paid on Nov. 6, 2006. The redemption price will be determined three business days prior to Nov. 6, 2006, at the Make-Whole Price, as defined in the indenture governing the notes.

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Lyondell Chemical Company, headquartered in Houston, Texas, is North America’s third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a refiner of heavy, high-sulfur crude oil and a significant producer of gasoline-blending components. Lyondell is a global company operating on five continents and employs approximately 11,000 people worldwide.

SOURCE: Lyondell Chemical Company

Lyondell Chemical Company

www.lyondell.com